Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE ORDINARY SHARES OF RAILVISION LTD.

THIS WARRANT (this “Warrant”) is issued on September __, 2017 (the “Warrant Issue Date”) to ________________________ (the “Holder”) by Railvision Ltd., a company incorporated under the laws of the State of Israel (the “Company”), pursuant to the terms of the Share Purchase Agreement, dated as of September 5, 2017 by and among the Company, the Holder and the other parties thereto (the “SPA”).

Any capitalized term not specifically defined herein shall have such meaning as is ascribed to it in the SPA.

1.	Purchased Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled to purchase from the Company up to ___ fully paid and non-assessable ordinary shares of the Company, each with a nominal value of NIS 0.01 (the “Warrant Share/s”). After their issuance, the Warrant Shares shall have the same rights, preferences and privileges attached to the ordinary shares of the Company as set forth in the Articles of Association (Articles) as in effect upon exercise hereof.

2.	Exercise Price. The exercise price for each Warrant Share purchasable under this Warrant shall be a price per share reflecting a Company pre-money valuation of US$ 26,000,000 on a non-diluted basis (i.e. at any time during the Exercise Period the exercise price per share shall be US 26,000,000 plus any cash amount received by the Company prior to the date of such exercise due to the exercise of 2016 Warrants and divided by the amount of the Company’s issued and outstanding Ordinary Shares immediately following the Closing) (the “Exercise Price Per Share”). The aggregate purchase price for all of the Warrant Shares purchasable hereunder is the Exercise Price Per Share multiplied by the number of Warrant Shares (the “Exercise Price”).

3.	Exercise Period. This Warrant may be exercised, in whole or in part, until the earlier to occur between (i) the lapse of 18 months’ period commencing on the Warrant Issue Date, or (ii) the closing of the IPO (i.e., initial offering of the Company’s securities to the public, or registration for trade of its securities pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or under the securities laws of another jurisdiction, or merger of the Company with any other company listed on a stock exchange, all reflecting the Company’s pre-IPO value of at least US$ 40,000,000) (the “Exercise Period”). This Warrant shall, at the end of the Exercise Period, no longer be exercisable and become automatically null and void.

4.	The Company shall notify the Holder on an expected closing date of an IPO at least thirty (30) days prior thereto (the “IPO Notice”). In such event, the exercise of this Warrant by the Holder (including payment of the applicable Exercise Price in accordance with the provisions of Section 5.1 below), as well as the issuance of the Warrant Shares by the Company, shall be subject to the closing of such IPO.

5.	Method of Exercise.

5.1.	Exercise upon an IPO. During the period commencing on the date of the IPO Notice and until the lapse of the Exercise Period, the Holder may exercise this Warrant, in whole or in part, on one or more occasions. Such exercise shall be effected by delivery to the Company of a duly executed copy of the form of Notice of Exercise attached hereto as Exhibit A, to the chief executive officer of the Company at its principal offices, provided that surrender of this Warrant and the payment to the Company of an amount equal to the aggregate of the Exercise Price Per Share for all of the Warrant Shares being purchased, shall be effected within three (3) days following such IPO closing date (and if not so effected any Holder’s right to receive the Warrant Shares hereunder shall be null and void and of no further force and effect). The payment shall be made in immediately available cash funds in US dollars or in NIS (at the Holder’s election) in accordance with the representative rate of exchange published on the date of exercise of this Warrant.

5.2.	Other Exercises. At any time during the Exercise Period the Holder may exercise this Warrant, in whole or in part, on one or more occasions. Such exercise shall be effected by the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto as Exhibit B, to the chief executive officer of the Company at its principal offices and the payment to the Company of an amount equal to the aggregate of the Exercise Price Per Share for all of the Warrant Shares being purchased, in immediately available cash funds in US dollars or in NIS (at the Holder’s election) in accordance with the representative rate of exchange published on the date of exercise of this Warrant.

6.	Issuance of Shares on Exercise. The Company agrees that following an exercise in accordance with the provisions of Sections 5.1 and 5.2 above, and subject to the Company’s actual receipt of the aggregate Exercise Price Per Share for all of the Warrant Shares being purchased, the Warrant Shares so purchased shall be issued and the Holder shall be deemed the record owner of such Warrant Shares as of the close of business on the date on which the last of the actions required to exercise the Warrant as provided in Section above has been completed (the “Warrant Exercise Date”) and the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder, and shall be automatically bound by any shareholders rights agreement then in effect to which all other holders of outstanding ordinary shares of the Company are a party.

7.	Certificates for Shares. Upon the exercise of this Warrant in whole or in part, the Company at its expense shall issue and deliver to the Holder a share certificate for the number of Warrant Shares to which such Holder shall be entitled, as soon as practicable thereafter and in any event no later than thirty (30) days thereafter.

8.	Adjustments

The Exercise Price Per Share and the number and class of Warrant Shares purchasable hereunder are subject to adjustment from time to time, as follows:

8.1.	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7.1 shall become effective at the close of business on the date such subdivision or combination becomes effective.

8.2.	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution, payable only in additional shares of the Company, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of Ordinary Shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 7.2 as of the time of actual payment of such dividends or distributions.

8.3.	Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in securities of the Company other than shares, then in each such event provision shall be made so that Holder shall receive upon exercise of this Warrant, in addition to the number of Warrant Shares receivable thereupon, the amount of securities of the Company that Holder would have received had this Warrant been exercised for Warrant Shares immediately prior to such event (or the record date for such event) and had Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section and the Articles with respect to the rights of Holder.

8.4.	Adjustment for Reclassification, Exchange and Substitution. In the event of any Reorganization (as defined below), then, as a part of such Reorganization, lawful provisions shall be made, so that Holder shall thereafter only have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of Company’s shares and other securities and property receivable upon such Reorganization by a holder of the number of shares of the class of the Warrant Shares which might have been purchased by Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Exercise Price Per Share and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 7.4, the term “Reorganization” shall include any reclassification, conversion (including as part of an IPO) capital reorganization or change or exchange of the Ordinary Shares (other than as a result of a subdivision, combination or stock dividend provided for in this Section 7) or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization.

8.5.	Other Transactions. In the event that the Company issues shares to its shareholders as a result of a spin-off or the like, then the Company shall, as part thereof, make an allowance to protect the economic interest of Holder either by increasing the number of Warrant Shares, adjusting the Exercise Price Per Share, or by procuring that Holder shall be entitled, on economically proportionate terms, determined in good faith by the Company’s Board of Directors, to acquire additional shares of the spun-off entities.

8.6.	Adjustment of Exercise Price Per Share. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price Per Share shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

8.7.	No Impairment. The Company will not in any way whatsoever, including by amendment of its Articles, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of Holder against impairment.

9.	Representations and Warranties of the Company

The Company represents and warrants to Holder as follows:

9.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

9.2.	The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or other rights of third parties.

9.3.	The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Articles and any other Company’s governing documents, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person, other than those consents or approvals that shall have been obtained prior to the execution hereof or which by their nature are within the responsibility of the Holder.

10.	Further Exercise. Upon the exercise of this Warrant by the Holder, in full, no further exercise will be permitted under this Warrant, and this Warrant will, immediately following such exercise, be automatically terminated and become null and void. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver to the Holder, at its expense, a new warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder.

11.	Authorization and Reservation of Shares. During the Exercise Period, the Company will at all times have authorized, and hold in reserve for issuance upon exercise of this Warrant, a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant without additional authorization, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company as may be from time to time. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of the Ordinary Shares and the preparation and delivery of share certificates pursuant to Sections 6 and/or 7 in the name of the Holder, but shall not pay any taxes payable by the Holder by virtue of the holding, exercise or sale of this Warrant or the Ordinary Shares by the Holder. The Company further agrees that it will not, by amendment of its Articles or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

12.	Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant, and the number of shares issued shall be rounded to the nearest whole number with half shares being rounded up.

13.	No Shareholder Rights. Prior to an exercise under this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings. No provisions hereof, in the absence of affirmative action by the Holder to purchase the Ordinary Shares purchasable hereunder, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of Company, whether such liability is asserted by the Company or by its creditors. Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the Company’s obligations specified in the preceding sentence.

14.	Transferability. Any assignment of this Warrant (in whole or in part) or any of the Holder’s rights or duties under this Warrant (in whole or in part) shall be made in accordance with the terms and conditions applying to the transfer of Ordinary Shares under the Articles and in addition it shall require the prior approval of the Company which may condition its approval upon the presentation of a legal opinion that confirms such transfer is lawful without requiring any further regulatory and/or security related action by the Company. Upon such assignment, the assignee(s) shall be deemed a Holder for the purposes hereof. Any transfer permitted hereunder shall be conducted by using the Form of Transfer, substantially the form of Exhibit C hereto.

15.	Lost Stolen Warrants. Etc. In case this Warrant or any replacement thereof shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt by the Company of lost warrant affidavit in a form reasonably satisfactory to it.

16.	Entire Agreement, Amendments. This Warrant and any other documents delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder; provided however that in the event that the Investors holding at least 60% of the Purchased Shares (as defined in the SPA) agree with the Company to make an amendment which will apply to all Warrants granted pursuant to the SPA, then this Warrant shall be amended in accordance with such amendment, without further action on the part of the Holder.

17.	Delays, Omissions and Waivers. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Warrant upon any breach or default of any other party under this Warrant shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party to this Warrant, shall be cumulative and not alternative.

18.	Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such court will replace such illegal, void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Warrant shall be enforceable in accordance with its terms.

19.	Notices. All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be given and deemed delivered as provided in Section 9.7 to the SPA.

20.	Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

21.	Governing Law and Jurisdiction. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by, and construed in accordance with, the Israeli Law, as amended as to matters within the specific scope thereof, and such matters shall be resolved exclusively by the competent courts of Tel Aviv-Jaffa, Israel.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

RAILVISION LTD.

By:
Name:	Elen Joseph Katz
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:
Name:
Title:

Schedule 1.2.1

EXHIBIT A

NOTICE OF EXERCISE FOLLOWING AN IPO NOTICE

To: RAILVISION LTD.

Attn: Chief Executive Officer

1.	The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ shares of Ordinary Shares of the share capital of Railvision Ltd. pursuant to the terms of that certain warrant dated ___________ issued to the undersigned by the Company (the “Warrant”), and undertakes to pay you the full purchase price of the shares being purchased, as well as to surrender the Warrant, within three (3) days following the IPO closing date (as defined in the Warrant).

2.	In the event the undersigned fails to pay the purchase price of the shares in accordance with Section 1 above, any and all rights of the undersigned to receive such shares shall be null and void and of no further force and effect.

3.	The undersigned hereby represents and warrants that the aforesaid Warrant Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

By:
Name:
Title:
Address:
Date:

Schedule 1.2.1

EXHIBIT B

NOTICE OF EXERCISE

To: RAILVISION LTD.

Attn: Chief Executive Officer

1.	The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ shares of Ordinary Shares of the share capital of Railvision Ltd. pursuant to the terms of the attached Warrant (the “Warrant”), and tenders herewith payment in full for the purchase price of the shares being purchased.

2.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned, and record same in the Company’s internal share registry.

3.	The undersigned hereby represents and warrants that the aforesaid Warrant Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

By:
Name:
Title:
Address:
Date:

Schedule 1.2.1

Exhibit C

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby sells, assigns and transfers unto ______________________________________________ (the “Transferee”) the Warrant to purchase Warrant Shares in an amount of US$ _________ and appoints ______________, as Attorney-in-Fact to transfer said Warrant on the books of Railvision Ltd., with full power of substitution in the premises. The Transferor further represents that the transfer is made in accordance with the terms of the Warrant.

Dated:

By:
Name:

and the undersigned Transferee hereby agrees to the transfer and agrees to be bound by the terms and conditions of the Warrant.

Dated:

By:
Name: